CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation in this Post-Effective Amendment No. 1 to the Registration Statement of The Victory Variable Insurance Funds on Form N-1A (File No. 333-62051) of our report dated July 1, 1999 on our audit of the financial statements of The Victory Variable Insurance Funds (comprising, respectively, the Investment Quality Bond Fund, the Diversified Stock Fund and the Small Company Opportunity Fund) which are included in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information relating to The Victory Variable Insurance Funds in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-62051).


         /s/ PricewaterhouseCoopers LLP

         Columbus, Ohio
         July 1, 1999